UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 2)*

KRISPY KREME DOUGHNUTS, INC.

(Name of Issuer)

Common Stock, no par value

(Title of Class of Securities)

501014104

(CUSIP Number)

December 31, 2011

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☑	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Robert P. Stiller
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. Sole Voting Power 8,060,000 shares
6. Shared Voting Power Not Applicable
7. Sole Dispositive Power 8,060,000 shares
8. Shared Dispositive Power Not Applicable

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,060,000 shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 11.838% (calculation based on number of shares outstanding as of November 25, 2011 as reported in Form 10-Q filed by the Issuer on December 2, 2011).
12.	Type of Reporting Person (See Instructions) IN

ITEM 1.

(a)	NAME OF ISSUER

Krispy Kreme Doughnuts, Inc.

(b)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

370 Knollwood Street, Winston-Salem, North Carolina 27103

ITEM 2.

(a)	NAME OF PERSON FILING

Robert P. Stiller

(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

PO Box 2263, S. Burlington, VT 05407

(c)	CITIZENSHIP

United States

(d)	TITLE OF CLASS OF SECURITIES

Common Stock, no par value per share

(e)	CUSIP NUMBER

501014104

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS:

Not Applicable

ITEM 4.	OWNERSHIP

(a)	Amount beneficially owned:

8,060,000 shares

(b)	Percent of class:

11.838% (calculation based on number of shares outstanding as of November 25, 2011 as reported in Form 10-Q filed by the Issuer on December 2, 2011).

(c)	Number of shares as to which the person has:

(i)	Sole power to direct the vote:

8,060,000

(ii)	Shared power to direct the vote:

Not Applicable

(iii)	Sole power to dispose or to direct the disposition of:

8,060,000

(iv)	Shared power to dispose or to direct the disposition of:

Not Applicable

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not Applicable

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not Applicable

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not Applicable

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

Not Applicable

ITEM 10.	CERTIFICATION

By signing below I certify that to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 24, 2012
Date

/s/Robert P. Stiller/
Signature

Robert P. Stiller
Name/Title